EXHIBIT 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper authorizes $3 billion share repurchase program

Company further defines plans for strengthening the balance sheet, strategic reinvestment

MEMPHIS, Tenn.—July 13, 2006—International Paper (NYSE: IP) today announced that its board of directors has authorized a share repurchase program to acquire up to $3 billion of the company’s stock.

The $3 billion share repurchase amounts to approximately 20 percent of the company’s outstanding shares at yesterday’s closing price of $32.12. International Paper plans to begin the program in the third quarter of 2006 and intends to repurchase a significant amount of shares before the end of the year. The company is considering various forms of share repurchase vehicles, including tender offers, accelerated share repurchases and/or open market purchases, with the intention of completing the program before the end of 2007.

“A year ago, International Paper announced its transformation plan, and committed to a balanced and disciplined use of proceeds from planned divestitures. The board’s decision to return up to $3 billion to our shareowners is another milestone in delivering on that promise,” said John Faraci, IP chairman and chief executive. “In addition to returning value to our shareowners through the share repurchase, we are reducing debt to strengthen our balance sheet and we are exploring attractive reinvestment opportunities that will improve our global uncoated paper and packaging businesses.”

Strengthening the Balance Sheet

International Paper plans to spend approximately $6 billion to $7 billion to strengthen the balance sheet through debt repayment and potential voluntary cash contributions to its U.S. pension fund. As of the end of the first quarter of 2006, the company had approximately $11.5 billion in debt, having reduced its debt by approximately $600 million using proceeds from the September 2005 sale of its interest in Carter Holt Harvey Limited. The company is considering voluntary cash contributions to its U.S. pension fund, in the range of $500 million to $1 billion, to begin satisfying longer-term funding requirements and to lower its pension expense.

“This approach to strengthening our balance sheet is consistent with our intent to maintain our investment-grade credit rating,” Faraci said. “Reducing debt through expected improvements in cash flow from operations, combined with divestiture proceeds, will reduce our annual interest expense by about $350 million and will increase our financial flexibility.”

Strategic Reinvestment

International Paper continues to evaluate high-return opportunities for selective reinvestment and may use remaining proceeds and free cash flow from operations for such reinvestments, estimated to be in the range of $2 billion to $4 billion. The company is only evaluating opportunities projected to have returns greater than the cost of capital, improve the company’s return on investment, strengthen its global platform businesses, and in the case of acquisitions, be earnings-accretive within 12-18 months.

One reinvestment opportunity the company is exploring includes selling the company’s Très Lagoas forestlands and mill site in Brazil to a buyer who would build, own and operate the pulp mill. This would give IP proceeds from the sale of its forestlands and preserve the option of building one or two 220,000 ton-per-year uncoated paper machines, at a cost of less than $300 million each, on the Très Lagoas site. Pulp fiber and utilities would be provided by the pulp mill owner. The company expects to make a decision on this opportunity by the end of 2006. In addition, International Paper is evaluating a number of other attractive reinvestment opportunities in Brazil to strengthen its global uncoated paper and packaging businesses. The company is also exploring possible investments in China, Russia and North America.

Divestiture Update

In the year since announcing its transformation plan, International Paper has completed the sale of its majority share of Carter Holt Harvey Limited and has announced it has entered into sale agreements, expected to close throughout the second half of 2006, for 5.7 million acres of U.S. forestland and its coated papers and kraft papers businesses. Proceeds expected from sales announced to date will total approximately $9.3 billion.

Other business units being evaluated for possible sale include the company’s beverage packaging, wood products and Arizona Chemical businesses, as well as its Inpacel assets in Brazil. While the Arizona Chemical evaluation may extend into fourth quarter 2006 or beyond, decisions around the remaining businesses may be reached within the next 90 days.

The company expects total divestiture proceeds, including those already announced, could exceed $11 billion. However, the timing, amount and implementation of plans for share repurchase, strengthening the balance sheet and selective reinvestment may change, depending upon economic and market conditions, receipt of proceeds, share price, operating results, or other variables.

Investor Webcast

The company will hold a webcast to discuss today’s announcement at 10 a.m. Eastern Daylight Time. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the

Presentations page. A replay of the webcast will also be available on the Web site beginning at noon today. Parties who wish to participate in the webcast via teleconference may dial (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper Share Repurchase Program Call. The conference ID number is 2739168. Participants should call in no later than 9:45 a.m. EDT. An audio-only replay will be available for four weeks following the call. To access the replay, dial (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “2739168.”

About International Paper’s Transformation Plan

Today’s announcement is part of the transformation plan International Paper announced in July 2005, to strengthen the company by:

•	focusing on two global platform businesses (uncoated papers and packaging, along with xpedx, its merchant distribution business) and improving profitability of those key businesses;
•	evaluating additional assets with an eye toward divestiture; and
•	using proceeds from divestitures to return value to shareowners, strengthen the company’s balance sheet, and selectively reinvest in its key platform businesses.

About International Paper

Headquartered in the United States, International Paper has been a leader in the forest products industry for more than 100 years. The company is currently transforming its operations to focus on its global uncoated papers and packaging businesses, which operate and serve customers in the U.S., Europe, South America and Asia. These businesses are complemented by an extensive North American merchant distribution system. International Paper is committed to environmental, economic and social sustainability, and has a long-standing policy of using no wood from endangered forests. To learn more, visit www.internationalpaper.com.

This press release contains] forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ relate to: (i) the execution of sale transactions currently under contract and the realization of anticipated sales proceeds thereunder, including the ability to successfully consummate the transactions without a material purchase price adjustment, the successful fulfillment (or waiver) of all conditions set forth in the sale agreements, the successful closing of the transactions within the estimated timeframes, and the ability to monetize the non-cash portion of the sale proceeds; (ii) the ability of the Company to accomplish the transformation plan, including the ability to realize anticipated profit improvement from the plan and the ability to successfully negotiate satisfactory sale terms for assets that are being evaluated for sale but are not currently under contract; and (iii) the effect of economic and industry conditions on the Company generally, and on the market price of the Company’s stock, including unanticipated events (in type, scope or magnitude) that would have a material adverse impact upon the Company’s liquidity or results of operations. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the Company’s Securities and Exchange Commission filings.

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International Paper Contacts: Media, Amy Sawyer, 901-419-4312; Investors, Brian McDonald, 901-419-4957, Darial Sneed, 203-541-8541, Brian Turcotte, 203-541-8632